Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Michael Carlotti	Media Contact: Laura Olson-Reyes
Vice President of Investor Relations and Capital Markets	Director of Corporate Communications
(702) 584-7995	(702) 584-7742
MCarlotti@ballytech.com	LOlson-reyes@ballytech.com

BALLY TECHNOLOGIES ANNOUNCES THE AMENDMENT OF ITS CREDIT
AGREEMENT; HIGHLIGHTS INCLUDE LOWER PRICING, RELAXED RESTRICTIONS ON
SHARE REPURCHASES, ACQUISITIONS AND LEVERAGE, AND A NEW $75 MILLION
REVOLVER MATURING IN 2014

LAS VEGAS, April 12, 2010 — Bally Technologies, Inc. (NYSE: BYI), a leader in slots, video machines, networked systems, and server-based solutions for the global gaming industry, today announced it has amended its existing credit facility and entered into a new, four-year $75 million revolving credit facility led by Bank of America Securities LLC and Wells Fargo Securities LLC.

“We are extremely pleased with the amendment of our existing credit facility and the new $75 million revolver, which brings our total undrawn revolver capacity to $150 million. As a result of our strong and continually improving credit profile, we obtained a 50 basis point reduction in the LIBOR spread on our term loan and the revolving credit facilities, as well as increased flexibility in terms of our allowable leverage ratio, and increases in our restricted payments and acquisition baskets. With these revolving credit facilities, cash on hand, expected net proceeds from the sale of the Rainbow Casino, and cash flows generated from our ongoing operations, we have the liquidity to grow our business, consider appropriate acquisitions, and fund anticipated share repurchases,” said the Company’s Chief Financial Officer Robert C. Caller.

AMENDMENT TO EXISTING CREDIT FACILITY

Details of the provisions to the amendment, which was completed on April 9, 2010, are as follows:

•                  A new leverage-based pricing grid replaced the existing pricing grid governing both the existing $183 million outstanding term loan and $75 million undrawn revolver as follows:

Amended Pricing		Original Pricing
Total		Total
Leverage	Applicable	Leverage	Applicable
Ratio	Rate (LIBOR)	Ratio	Rate (LIBOR)
< 1.0	L+225	< 1.0	L+275
< 1.5 but >= 1.0	L+250	< 1.5 but >= 1.0	L+300
< 2.0 but >= 1.5	L+275	>= 1.5	L+325
< 2.5 but >= 2.0	L+300
>= 2.5	L+325

•                  The undrawn fee on the existing revolver was amended as follows: Under 1.0 turn of leverage—25 basis points (bps); over 1.0 turn but less than or equal to 2.0 turns—37.5 bps; over 2.0 turns—50 bps.  This compares to 37.5 bps if under 1.0 turn and 50 bps if equal to or greater than 1.0 turn in the original agreement.

•                  The Company’s Maximum Total Leverage Ratio, as defined in the credit agreement, was amended to a maximum of 3.0 to 1.0 as of the end of any quarter.  In the original agreement, the leverage ratio stepped down to a maximum of 2.0 to 1.0 as of June 30, 2010.

•                  Restricted payments (which includes share repurchases) limitations were amended as follows:  If the Company’s total leverage ratio is under 1.0 turn, there are no restrictions on restricted payments; equal to or greater than 1.0 turn but less than 1.5 turns—limitation of $75 million per year; equal to or greater than 1.5 turns—limitation of $50 million per year. The lifetime cap on restricted payments of $220 million was also removed.

•                  The Company’s senior unsecured basket was increased to $300 million from $150 million.

•                  The $250 million acquisitions basket was removed.

•                  Certain of the Company’s investment baskets were reset and increased.

As of March 31, 2010, the Company was under 1.0 turn of leverage.

NEW $75 MILLION REVOLVING CREDIT FACILITY

The Company also entered into a new $75 million revolving credit agreement with members of its existing bank group and three new banks.  The new revolver has the same terms, security, pricing, and conditions as the existing amended revolver except that it matures on March 31, 2014.  Future draws on the two revolvers will be pro rata.

The Company paid approximately $2.75 million in fees for the amendment and the new credit facility.  Approximately $1.85 million of the fees will be amortized over the remaining term of the original credit facility maturing on September 12, 2012.  The re-pricing of the existing revolver and term loan will help to offset most of these costs.  The remaining approximately $900 thousand will be amortized over the term of the new agreement maturing March 31, 2014.

About Bally Technologies, Inc.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates and distributes advanced gaming devices, systems and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives, and Class II, lottery and central determination games and platforms. As the world’s No. 1 gaming-systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless and table management solutions. The Company also owns and operates Rainbow Casino in Vicksburg, Miss. For more information, please contact Laura Olson-Reyes, Director of Corporate Communications, at 702-584-7742, or visit http://www.BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements.  Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release and represents that the information is only valid as of today’s date.

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